Exhibit 10.1

FIRST AMENDMENT TO
EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT
This First Amendment (this “Amendment”) to the Executive Chairman Employment Agreement (the “Agreement”) by and between Ezra Uzi Yemin (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”) which was effective as of June 9, 2022, is hereby entered into by the Company and the Executive to be effective March 1, 2023 (the “Amendment Dale”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
WHEREAS, the Executive and the Company wish to enter into this Amendment in order to modify the terms of Executive’s service with the Company.
NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:
1.Paragraph 1(a) is hereby deleted in its entirety and replaced with the following:
(a)Term. The term of this Agreement shall commence upon the Effective Date. Executive shall be an employee of the Company through the earlier to occur of (i) the date of an annual meeting of stockholders prior to January 1, 2025 at which the Company’s stockholders fail to elect the Executive as a director of the Company or (ii) December 31, 2024 (the “Executive Chairman Term”), and following the Executive Chairman Term Executive will continue to perform services as a non-employee director of the Board of Directors of the Company (the “Board”), or to the extent the Company’s stockholders fail to elect the Executive as a director of the Board, as an advisor to the Chief Executive Officer of the Company and the Board on mutually agreeable terms to be determined in good faith through December 31, 2025, unless terminated earlier as provided for herein (the “Term” and such period during which Executive performs services to the Company in any capacity the “Period of Service”).
2.The last sentence of paragraph 10(b) is hereby deleted in its entirety and replaced with the following:
No amounts will be payable pursuant to this Section 10(b) for any termination of service on or after January 1, 2025.
3.Paragraph 10(c) is hereby deleted in its entirety and replaced with the following:
(c)    Termination At-Will by Company. The Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs prior to January 1, 2025, and is other than for Cause, in addition to the Accrued Benefits and the Prior Year Bonus, if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(t) of this Agreement), Executive shall be entitled to the following: (i) the Separation Payment, and (ii) COBRA Continuation. This provision shall not apply if Executive is terminated by reason of death or Disability. For purposes of this Section 10(c) (y) a determination by the Nominating and Corporate Governance Committee of the Board not to nominate the Executive as a director of the Company without the consent of Executive with respect to the 2023 or 2024 annual meeting of stockholders or (z) the failure by the Company’s stockholders to elect the Executive as a director of the Company at the Company’s 2022, 2023 or 2024 annual meeting of stockholders will. in either case and provided such determination or failure occurred without the consent of the Executive, constitute a termination pursuant to this Section 10(c). No amounts will he payable pursuant to this Section I 0(c) for any termination of service on or after January I, 2025; provided, however, if, (a) the Company does not engage the Executive as nil advisor to the Chief Executive Officer of the Company and the Board on mutually agreeable terms to be determined in good faith by both parties. or (b) such advisory relationship is terminated by the Company without Cause, the Executive will be entitled to the Accelerated Vesting.
4.Paragraph 10(0 is hereby deleted in its entirety and replaced with the following:
(f)    Separation Release. Notwithstanding anything to the contrary, but subject to Executive’s compliance with the ongoing obligations of Section 8 (above), and any applicable six-month delay required by Section 22 hereof and Section 409A of the Internal Revenue Code of 1986. as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), (i) the Separation Payment shall be payable in substantially equal installments over the period of the time from the termination date through December 31, 2024, in accordance with the Company’s regular payroll practices; provided, however, in the event any such Separation Payment would constitute nonqualified deferred compensation subject to Section 409A, such amount shall be paid no later than March 15 of the year following the year of termination; provided, further, that the first payment shall be made on the first regularly scheduled payroll date following the 60th day following Executive’s termination of employment and shall include payment of any amounts that would otherwise be due prior thereto, and (ii) the Enhanced Separation Payment shall be payable in a cash lump sum pursuant to Executive on the first payroll date following the 60th day following Executive’s termination date. However, Executive’s right to receive the Separation Payment or Enhanced Separation Payment, as applicable, or COBRA Continuation or Accelerated Vesting or Enhanced Accelerated Vesting, as applicable, shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release, which shall be provided to Executive within five (5) days of the date of termination, and any revocation period applicable to such Separation Release must have expired no later than the 60th day following Executive’s termination of employment and (ii) Executive’s continued compliance with this Agreement, including Sections 7 and 8, and any other restrictive covenants to which Executive is bound. If Executive fails to timely execute and deliver the Separation Release or if Executive timely revokes Executive’s acceptance of the Separation Release thereafter (if such revocation is permitted), Executive shall not be entitled to the Separation Payment or Enhanced Separation Payment, as applicable, or COBRA Continuation or Accelerated Vesting or Enhanced Accelerated Vesting, as applicable, and shall repay any such amounts received with respect thereto.
5.Paragraph 10(h)(x) is hereby deleted in its entirety and replaced with the following:
(x)    “Separation Payment” shall mean an amount equal to the sum of (x) Executive’s Base Compensation (without regard to any reduction therein which otherwise breached this Agreement) for the remaining period ending December 31, 2024, and (y) (i) two (2) times Target Bonus if the termination date occurs in 2022 or (ii) one (1) times Target Bonus if the termination date occurs in 2023 or 2024, which shall be payable pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.
6.Paragraph 11(a) is hereby deleted in its entirety and replaced with the following:
If, during the Executive Chairman Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and (i) a Change in Control has occurred on or prior to the date of such termination or (ii) a Change in Control occurs prior to December 31, 2024 and within six months following such termination, in each case. in addition to the Accrued Benefits and Prior Year Bonus. Executive shall be entitled to (i) the Enhanced Separation Payment less the amount of any Separation Payment previously Paid. if any. (ii) the COBRA Continuation, and (iii) Enhanced Acceleration Benefits: provided, that Executive must timely execute and not revoke the Separation Release (in accordance with Section 10(11 of this Agreement); provided, that, in no event shall Executive be required to sign more than one Separation Release. Executive acknowledges and agrees that a termination of service following the Executive Chairman Term will not constitute a termination in the Context of a Change in Control.
7.The Terms of Employment attached as Exhibit A to the Agreement are hereby amended to continue the Executive’s Base Salary as in effect on December 31, 2023 until December 31, 2024. The Terms of Employment are also amended to provide that the Executive will receive grants of time-vesting equity awards on March 10, 2023 consisting of $750,000 of DK RSUs and $750,000 of DKL RSUs, which grants will vest 50% on December 31. 2023 and 50% on December 31. 2024.
8.Except as expressly modified by this Amendment, all terms, conditions and covenants in the Agreement shall remain in full force and effect.
[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS. INC		Executive
By:	/s/ Schlomo Zohar	/s/ Ezra Uzi Yemin
	Schlomo Zohar	Ezra Uzi Yemin
Title: Lead Independent Director, on behalf of the Board

By:	/s/ Jared Serff
Jared Serff
Title: Chief Human Resources Officer

By:	/s/ Denise McWatters
Denise McWatters
Title: EVP/General Counsel

Signature Page to Amendment to Executive Chairman Employment Agreement